                                  EXHIBIT 10.8






                              AMENDED AND RESTATED
                                CREDIT AGREEMENT
                                 (MULTICURRENCY)


                          DATED AS OF DECEMBER 20, 1995


                                     BETWEEN


                       STANFORD TELECOMMUNICATIONS, INC.,


                                       AND


                         BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION

                                TABLE OF CONTENTS


Section                                                                     Page

ARTICLE I
                Definitions and Financial Requirements . . . . . . . . . .    1

1.01  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
1.02  Financial Requirements . . . . . . . . . . . . . . . . . . . . . . .    7

                                   ARTICLE II
                              The Credit Facilities. . . . . . . . . . . .    7

2.01  The Revolving Facility . . . . . . . . . . . . . . . . . . . . . . .    7
2.02  Advances Under the Revolving Facility. . . . . . . . . . . . . . . .    8
2.03  Acceptances under the Revolving Facility . . . . . . . . . . . . . .    8
2.04  Commercial Letters of Credit under the Revolving
      Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
2.05  Standby Letters of Credit Under the Revolving Facility . . . . . . .   11
2.06  Local Currency Advances. . . . . . . . . . . . . . . . . . . . . . .   12
2.07  Bank Guaranties. . . . . . . . . . . . . . . . . . . . . . . . . . .   12
2.08  Mandatory Payment. . . . . . . . . . . . . . . . . . . . . . . . . .   14
2.09  Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
2.10  Default Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
2.11  Early Termination of Commitment. . . . . . . . . . . . . . . . . . .   14

                                   ARTICLE III
            Extensions of Credit, Payments and Interest Calculations . . .   15

3.01  Requests for Credit. . . . . . . . . . . . . . . . . . . . . . . . .   15
3.02  Disbursements and Payments . . . . . . . . . . . . . . . . . . . . .   15
3.03  Branch Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . .   15
3.04  Evidence of Indebtedness . . . . . . . . . . . . . . . . . . . . . .   15
3.05  Interest Calculation . . . . . . . . . . . . . . . . . . . . . . . .   15
3.06  Late Payments; Compounding . . . . . . . . . . . . . . . . . . . . .   15
3.07  Business Day . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
3.08  Taxes and Other Charges. . . . . . . . . . . . . . . . . . . . . . .   16
3.09  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
3.10  Increased Costs. . . . . . . . . . . . . . . . . . . . . . . . . . .   17
3.11  Funding Losses . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
3.12  Inability to Determine Rates . . . . . . . . . . . . . . . . . . . .   18
3.13  Certificate of the Bank. . . . . . . . . . . . . . . . . . . . . . .   18
3.14  Debits to Borrower's Account . . . . . . . . . . . . . . . . . . . .   18
3.15  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

                                    ARTICLE IV
             Conditions to Availability of Credit. . . . . . . . . . . . .   19

4.01  Conditions to First Extension of Credit. . . . . . . . . . . . . . .   19
4.02  Conditions to Each Extension of Credit . . . . . . . . . . . . . . .   20

                                    ARTICLE V
              Representations and Warranties . . . . . . . . . . . . . . .   20

5.01  Corporate Existence and Power. . . . . . . . . . . . . . . . . . . .   20
5.02  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
5.03  Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
5.04  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . .   21
5.05  Permits, Franchises. . . . . . . . . . . . . . . . . . . . . . . . .   21
5.06  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
5.07  No Event of Default. . . . . . . . . . . . . . . . . . . . . . . . .   21
5.08  Other Obligations. . . . . . . . . . . . . . . . . . . . . . . . . .   21
5.09  Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
5.10  Information Submitted. . . . . . . . . . . . . . . . . . . . . . . .   22
5.11  No Material Adverse Effect . . . . . . . . . . . . . . . . . . . . .   22
5.12  ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . .   22
5.13  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . .   22
5.14  Swap Obligations . . . . . . . . . . . . . . . . . . . . . . . . . .   23

                                   ARTICLE VI
                  Affirmative Covenants. . . . . . . . . . . . . . . . . .   23

6.01  Notices of Certain Events. . . . . . . . . . . . . . . . . . . . . .   23
6.02  Financial and Other Information. . . . . . . . . . . . . . . . . . .   24
6.03  Books, Records, Audits and Inspections . . . . . . . . . . . . . . .   24
6.04  Use of Facility. . . . . . . . . . . . . . . . . . . . . . . . . . .   25
6.05  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
6.06  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . .   25
6.07  Change in Name, Structure or Location. . . . . . . . . . . . . . . .   25
6.08  Existence and Properties . . . . . . . . . . . . . . . . . . . . . .   25

                                   ARTICLE VII
                               Negative Covenants. . . . . . . . . . . . .   26

7.01  Other Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . .   26
7.02  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
7.03  Capital Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
7.04  Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
7.05  Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
7.06  Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
7.07  Liquidations and Mergers . . . . . . . . . . . . . . . . . . . . . .   28
7.08  Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
7.09  Business Activities. . . . . . . . . . . . . . . . . . . . . . . . .   28
7.10  Regulations G, T, U, and X . . . . . . . . . . . . . . . . . . . . .   28
7.11  Use of Proceeds - Ineligible Securities. . . . . . . . . . . . . . .   28
7.12  Compliance with ERISA. . . . . . . . . . . . . . . . . . . . . . . .   29
7.13  Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . .   29
7.14  Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
7.15  Quick Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
7.16  Profitability. . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

                                  ARTICLE VIII
                                Events of Default. . . . . . . . . . . . .   30

8.01  Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . .   30
      (a)  Failure to Pay. . . . . . . . . . . . . . . . . . . . . . . . .   30
      (b)  Breach of Representation or Warranty. . . . . . . . . . . . . .   30
      (c)  Specific Defaults . . . . . . . . . . . . . . . . . . . . . . .   30
      (d)  Other Defaults. . . . . . . . . . . . . . . . . . . . . . . . .   30
      (e)  Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
      (f)  Failure to Pay Debts; Voluntary Bankruptcy. . . . . . . . . . .   30
      (g)  Involuntary Bankruptcy. . . . . . . . . . . . . . . . . . . . .   31
      (h)  Default of Other Financial Obligations. . . . . . . . . . . . .   31
      (i)  Default under other Credit Documents. . . . . . . . . . . . . .   31
      (j)  Default of Other Bank Obligations . . . . . . . . . . . . . . .   31
      (k)  Material Adverse Effect . . . . . . . . . . . . . . . . . . . .   31
      (l)  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
8.02  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

                                   ARTICLE IX
                                  Miscellaneous. . . . . . . . . . . . . .   33

9.01  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . .   33
9.02  Consents and Waivers . . . . . . . . . . . . . . . . . . . . . . . .   33
9.03  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
9.04  Costs and Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . .   33
9.05  Integration; Amendment; Effect of Amendment and
      Restatement. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
9.06  Borrower's Documents . . . . . . . . . . . . . . . . . . . . . . . .   34
9.07  Participations . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
9.08  General Indemnification. . . . . . . . . . . . . . . . . . . . . . .   34
9.09  Arbitration; Reference Proceeding. . . . . . . . . . . . . . . . . .   35
9.10  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
9.11  Headings; Interpretation . . . . . . . . . . . . . . . . . . . . . .   36
9.12  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
9.13  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

Exhibit A  Form of Compliance Certificate

                      AMENDED AND RESTATED CREDIT AGREEMENT
                                 (MULTICURRENCY)


          THIS AMENDED AND RESTATED CREDIT AGREEMENT (MULTICURRENCY) (this "AGREEMENT") is entered into as of December 20, 1995, between STANFORD TELECOMMUNICATIONS, INC., a Delaware corporation (the "BORROWER"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "BANK").

          WHEREAS, the Borrower and the Bank are parties to a Credit Agreement (Including Overdraft Facility) dated as of July 31, 1993, as amended by a First Amendment to Credit Agreement dated September 19, 1994, by a Second Amendment to Credit Agreement dated September 11, 1995, and by a Third Amendment to Credit Agreement dated as of November 29, 1995, effective as of November 30, 1995 (as so amended, the "Existing Credit Agreement"), pursuant to which the Bank has extended certain credit facilities to the Borrower.

          WHEREAS, the Borrower and the Bank have agreed to amend, restate and replace the Existing Credit Agreement in its entirety in this Agreement, which completely amends, restates and replaces the Existing Credit Agreement, all upon the terms and provisions and subject to the conditions hereinafter set forth;

          NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Borrower and the Bank agree as follows:

                                    ARTICLE I

                     DEFINITIONS AND FINANCIAL REQUIREMENTS

     1.01 DEFINITIONS. The following terms (including plural and singular versions thereof) have the meanings indicated:

     "ADVANCE":  an advance hereunder.

     "AVAILABILITY PERIOD": the period commencing on the date of this Agreement and ending on the date that is the earlier to occur of (a) December 19, 1996, and (b) the date on which the Bank's commitment to extend credit hereunder terminates.

     "BANK GUARANTY": a guaranty issued hereunder by an Offshore Credit Provider for the Borrower's account.

     "BANK GUARANTY OUTSTANDING AMOUNT": at any time, the amount or Equivalent Amount guaranteed pursuant to any Bank Guaranty but not disbursed thereunder at such time, plus all amounts paid under any Bank Guaranty by an Offshore Credit Provider which have not yet been reimbursed, plus any other obligation or liability of the Borrower to any Offshore Credit Provider with respect to any Bank Guaranty.

     "BUSINESS DAY": any day other than a Saturday, a Sunday, or other day on which commercial banks in San Francisco, California, are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Advance, means such a day on which dealings are carried on in the applicable offshore interbank market.

     "CLOSING DATE": the date on which all conditions to the initial extension of credit hereunder are satisfied.

     "CODE": the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

     "CREDIT DOCUMENTS": collectively, this Agreement and each other agreement, documents and instrument now or hereafter delivered to the Bank (including any Offshore Credit Provider) in connection with the credits established herein and the transactions contemplated hereby.

     "CREDIT LIMIT": the amount of $15,000,000 or the Equivalent Amount thereof.

     "DEFAULT": any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

     "DOLLARS", "DOLLARS" and "$":  each, lawful money of the United States.

     "DOLLAR ADVANCES":  specified in subsection 2.01(b).

     "ENVIRONMENTAL LAWS": any foreign, federal, state, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any governmental authority, any and all requirements of law and any and all common law requirements, rules, and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution or protection of human health or the environment, as now or may at any time hereafter may be in effect.

     "EQUIVALENT AMOUNT": (a) whenever this Agreement requires or permits a determination on any date of the equivalent in dollars of an amount expressed in a currency other than dollars, the equivalent amount in dollars of any amount expressed in a currency other than dollars as determined by the Bank on such date on the basis of the Spot Rate for the purchase of dollars with such other currency on the relevant date; or (b) whenever this Agreement requires or permits a determination on any date of the equivalent in a currency other than dollars of an amount expressed in dollars, the equivalent amount in a currency other than dollars of an amount expressed in dollars as determined by the Bank on such date on the basis of the Spot Rate for the purchase of such other currency with dollars on the relevant date.

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

     "ERISA AFFILIATE": any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or
(c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

     "ERISA EVENT":  (a) a Reportable Event with respect to a Pension Plan;
(b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

     "EVENT OF DEFAULT":  any event listed in Article VIII of this Agreement.

     "FDIC": the Federal Deposit Insurance Corporation, or any entity succeeding to any of its principal functions.

     "FINAL MATURITY DATE":  (a) in respect of any Advances, December 19, 1996;
(b) in respect of any commercial letters of credit, June 19, 1997; (c) in respect of any standby letters of credit, December 19, 1997; (d) in respect of any Bank Guaranties, December 19, 1997; and (e) in respect of any acceptances, June 19, 1997.

     "FRB": the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

     "HAZARDOUS SUBSTANCE": any hazardous or toxic substance, material, or waste, defined, listed, classified, or regulated as such in or under any Environmental Laws, including asbestos, petroleum, or petroleum products (including gasoline, crude oil, or any fraction thereof), polychlorinated biphenyls, and urea-formaldehyde insulation.

     "IRS": the Internal Revenue Service or any entity succeeding to any of its principal functions under the Code.

     "L/C OUTSTANDING AMOUNT": at any time, the undrawn amount or Equivalent Amount at such time of any letter of credit issued hereunder, plus the amount of all drafts or drawings paid or accepted by the Bank or an Offshore Credit Provider which have not yet been reimbursed to the Bank or such Offshore Credit Provider, plus any other obligation or liability of the Borrower to the Bank or an Offshore Credit Provider with respect to any letter of credit issued under this Agreement.

     "LOCAL CURRENCY":  specified in subsection 2.01(b).

     "LOCAL CURRENCY ADVANCE":  specified in subsection 2.01(b).

     "MATERIAL ADVERSE EFFECT": (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform under any Credit Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Credit Document.

     "MULTIEMPLOYER PLAN": a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or has made, or been obligated to make, contributions.

     "OFFSHORE CREDIT PROVIDER": a foreign office, foreign branch or foreign affiliate of the Bank, acceptable to the Bank.

     "OFFSHORE RATE": for each Offshore Rate Interest Period, the rate of interest (rounded upward to the next 1/16th of 1%) determined pursuant to the following formula:

        Offshore Rate =               Offered Rate
                       ------------------------------------------
        1.00 - Eurodollar Reserve Percentage

          Where:
                         "OFFERED RATE" means the rate of interest at which deposits in the applicable currency in the approximate amount of the Offshore Rate Advance to be made and having a maturity comparable to such Offshore Rate Interest Period would be offered by the Bank's London Branch (or such other office as may be designated for such purpose by the Bank) to major banks in the London interbank market upon request of such banks at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Offshore Rate Interest Period.

                         "EURODOLLAR RESERVE PERCENTAGE" means, for any Offshore Rate Interest Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on the first day of such Offshore Rate Interest Period (whether or not applicable to the Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Offshore Rate Interest Period.

     "OFFSHORE RATE ADVANCE": an Advance for which interest is based on the Offshore Rate.

     "OFFSHORE RATE INTEREST PERIOD": for each Offshore Rate Advance the period commencing on the date the Offshore Rate Advance begins to bear interest at a rate based on the Offshore Rate and ending one, two, three, or six months thereafter, as requested by the Borrower; provided, however, that the last day of each Offshore Rate Interest Period shall be determined in accordance with the practices of the applicable offshore interbank markets as from time to time in effect, and provided further that no such interest period shall extend beyond the Final Maturity Date.

     "PBGC": the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

     "PENSION PLAN": a pension plan, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA, which the Borrower or any ERISA Affiliate sponsors or maintains, or to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan, as described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years; but excluding in all cases any Multiemployer Plan.

     "PERMITTED SWAP OBLIGATIONS": all obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and (b) such Swap Contracts do not contain (i) any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under subsection 8.01.(a)).

     "PLAN": an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower or any ERISA Affiliate sponsors or maintains or to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions; and includes any Pension Plan or Multiemployer Plan.

     "REFERENCE RATE": for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank in San Francisco, California, as its "reference rate." It is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the reference rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

     "REFERENCE RATE ADVANCE": an Advance that bears interest based on the Reference Rate.

     "REPORTABLE EVENT": any of the events set forth in Section 4043(c) of ERISA or the regulations promulgated thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

     "REVOLVING FACILITY":  the line of credit described in Section 2.01.

     "SPOT RATE": for a currency, the rate quoted by the Bank as the spot rate for the purchase by the Bank of such currency with another currency through its Foreign Exchange Trading Center #5193, San Francisco, California, or such other of the Bank's offices as it may designate from time to time, at approximately 8:00 a.m. (San Francisco time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

     "SUBSIDIARY": of the Borrower, any corporation, association, partnership, joint venture, or other business entity of which more than 50% of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled directly or indirectly by the Borrower or one or more Subsidiaries of the Borrower or a combination thereof.

     "SWAP CONTRACT": any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

     "UNFUNDED PENSION LIABILITY": the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

     1.02 FINANCIAL REQUIREMENTS. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles in effect from time to time in the United States, consistently applied.

                                   ARTICLE II

                              THE CREDIT FACILITIES

     2.01 THE REVOLVING FACILITY. (a) From time to time during the Availability Period, subject to the terms and provisions hereof, the Bank, on a revolving basis, will (i) make Advances to the Borrower, (ii) create and discount acceptances for the Borrower's account, and (iii) create and issue commercial and standby letters of credit for the Borrower's account.


          (b) Advances hereunder may be made in (i) dollars ("DOLLAR ADVANCES"), or (ii) in a lawful currency other than dollars which is available at a branch or affiliate of the Bank located in a country other than the United States and is the legal tender of that country where the branch or affiliate is located (a "LOCAL CURRENCY") ("LOCAL CURRENCY ADVANCES").

          (c) The aggregate of (i) all Dollar Advances, (ii) the Equivalent Amount of all Local Currency Advances, (iii) the face amount of all acceptances (whether or not discounted), (iv) the Bank Guaranty Outstanding Amount of all Bank Guaranties and (v) the L/C Outstanding Amount of all letters of credit may not exceed at any one time the Credit Limit.

     2.02 ADVANCES UNDER THE REVOLVING FACILITY. (a) Subject to the other provisions of this Section, Dollar Advances under the Revolving Facility shall bear interest at a rate per annum equal to the Reference Rate. The Borrower shall pay interest monthly, on the last day of each month until the Final Maturity Date, on which date all accrued and unpaid interest shall be due and payable. The Borrower shall repay the principal amount of each Reference Rate Advance on the date such advance is converted into an Offshore Rate Advance under subsection (b) below, and on the Final Maturity Date.

          (b) In lieu of the interest rate described above, the Borrower may elect during the Availability Period to have all or portions of Advances under the Revolving Facility be in dollars and bear interest at the Offshore Rate plus 1.00% per annum during an Offshore Rate Interest Period, subject to the following requirements:

               (i) Each Offshore Rate Advance shall be for an amount not less than $1,000,000.

               (ii) The Borrower shall pay interest on each Offshore Rate Advance on the last day of the Offshore Rate Interest Period for such Advance; PROVIDED, HOWEVER, that if any Interest Period for a Offshore Rate Advance exceeds one month, interest shall also be payable on the date which falls one month after the beginning of such Interest Period and on each date which falls one month after any such interest payment date. The Borrower shall repay the principal balance of each Offshore Rate Advance on the last day of the Offshore Rate Interest Period for such Advance, and (if sooner occurring) on the Final Maturity Date.

               (iii) Any payment of an Offshore Rate Advance prior to the last day of the Offshore Rate Interest Period for such Advance, whether voluntary, by reason of acceleration or otherwise, including any mandatory payments required under this Agreement and applied by the Bank to an Offshore Rate Advance, shall be accompanied by the amount of accrued interest on the amount repaid and by the amount (if any) required by
     Section 3.11.

     2.03 ACCEPTANCES UNDER THE REVOLVING FACILITY. (a) Each acceptance shall be in an amount not less than $250,000 and shall be denominated in dollars.

          (b) The creation and discount of acceptances shall be pursuant to the terms and conditions hereof and of a Bank standard form agreement for acceptances executed by the Borrower.

          (c) Each draft related to an acceptance hereunder shall: (i) mature no earlier than 14 and no later than 180 days after the date of such draft but in no event later than the Final Maturity Date; and (ii) be otherwise in form and substance satisfactory to the Bank.

          (d) The discount and commission for each draft shall be at Bank's "all-in-rate" for acceptances which the Bank advises the Borrower is applicable to acceptances on the date of acceptance and discount plus 1.00%.

          (e) The Borrower shall pay to the Bank the face amount of each acceptance created hereunder on the maturity date of the draft related to such acceptance. Any sum owed to the Bank with respect to an acceptance created and discounted for the Borrower's account which is not paid when due shall, at the option of the Bank in each instance, be deemed to be an Advance to the Borrower outstanding under the Revolving Facility and shall thereafter bear interest at the Reference Rate. Sums owed to the Bank with respect to an acceptance created and discounted for the Borrower's account, if not paid when due or deemed to be an Advance as provided for in the immediately preceding sentence, shall bear interest, payable on demand, from the date of such drawing or payment, at the per annum rate of the Reference Rate plus 3%.

          (f) At the expiration of the Availability Period, the Borrower shall provide cash collateral in the amount of any acceptances outstanding under this Agreement (whether or not discounted), and, in addition to any other rights or remedies which Bank may have under this Agreement or otherwise, upon the occurrence of an Event of Default, the Bank may require the Borrower to immediately prepay the amount of any acceptances outstanding under this Agreement (whether or not discounted).

          (g) The Bank shall have no obligation to issue an acceptance hereunder if the requested acceptance is not in compliance with applicable regulations of the FRB governing bankers' acceptances or is ineligible for discount by Federal Reserve Banks. In the event that any regulatory development or other circumstance relating to the creation of acceptances hereunder or their eligibility for discount shall at any time in the reasonable opinion of the Bank make it unlawful or impracticable for the Bank to create acceptances hereunder or to discount them, no acceptances shall be created hereunder thereafter until and unless the Bank determines that such creation would be lawful and practicable. In the event that any acceptance hereunder is created and is not eligible for discount by Federal Reserve Banks, the Borrower shall indemnify the Bank for all costs and expenses resulting from such determination (including costs under Regulation D of the FRB).

     2.04 COMMERCIAL LETTERS OF CREDIT UNDER THE REVOLVING FACILITY. (a) Each commercial letter of credit shall be denominated in dollars or, if agreed to by the Bank in its sole discretion, a Local Currency, and issued pursuant to the terms and conditions hereof and of a Bank standard form Application and Security Agreement for Commercial Letter of Credit (or such other forms and agreements as the Bank or the applicable Offshore Credit Provider may require) executed by the Borrower.

          (b)  Each commercial letter of credit shall:

               (i) expire on or before 180 days after the date such letter of credit is issued, but in no event later than the Final Maturity Date;

               (ii) require drafts payable in dollars or, if applicable, the Local Currency, at sight or up to 180 days after sight, but in no event later than the Final Maturity Date; and

               (iii) be otherwise in form and substance and in favor of beneficiaries and for purposes satisfactory to the Bank and any applicable Offshore Credit Provider.

          (c) The Borrower shall pay to the Bank and, if applicable, the Offshore Credit Provider, issuance fees, negotiation fees, and other fees at the times and in the amounts the Bank advises the Borrower from time to time as being applicable to the Borrower's commercial letters of credit.

          (d) Each draft paid by the Bank or an Offshore Credit Provider under a commercial letter of credit issued hereunder shall be reimbursed by the Borrower in the applicable currency to the Bank or the applicable Offshore Credit Provider on the date such draft is paid by the Bank or such Offshore Credit Provider. Any sum owed to the Bank or an Offshore Credit Provider with respect to a commercial letter of credit issued for the Borrower's account which is not paid when due shall, at the option of the Bank in each instance, be deemed to be an Advance to the Borrower outstanding under the Revolving Facility and shall thereafter bear interest at the Reference Rate. Reimbursement obligations in respect of drawings, if not paid when due or deemed to be an Advance as provided for in the immediately preceding sentence, shall bear interest, payable on demand, from the date of such drawing or payment, at the per annum rate of the Reference Rate plus 3% or, in the case of a commercial letter of credit denominated in a Local Currency, at such rate as agreed to by the parties at the time of issuance thereof.

          (e) At the expiration of the Availability Period, the Borrower shall provide cash collateral in the amount of the L/C Outstanding Amount of any commercial letters of credit outstanding under this Agreement, and, in addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an Event of Default, the Bank may require the Borrower to provide cash collateral in the amount of the L/C Outstanding Amount of any commercial letters of credit outstanding under this Agreement.

     2.05 STANDBY LETTERS OF CREDIT UNDER THE REVOLVING FACILITY. (a) Each standby letter of credit shall be denominated in dollars or, if agreed to by the Bank in its sole discretion, a Local Currency, and issued pursuant to the terms and conditions hereof and of a Bank standard form Application and Agreement for Standby Letter of Credit (or such other forms and agreements as the Bank or the applicable Offshore Credit Provider may require) executed by the Borrower.

          (b) Each standby letter of credit shall: (i) expire on or before one year after the date such letter of credit is issued, but in no event later than the Final Maturity Date; and (ii) be otherwise in form and substance and in favor of beneficiaries and for purposes satisfactory to the Bank and any applicable Offshore Credit Provider.

          (c) The Borrower shall pay to the Bank a non-refundable fee equal to the amount set forth below:

     If the face amount (or Equivalent Amount thereof, if applicable) of the letter of credit is:

     $-0- TO $249,999   $250,000     OVER $1,000,000
                     TO $1,000,000

     1.75% per annum  1.50% per annum  1.00% per annum

times the outstanding undrawn amount of each such standby letter of credit, with a minimum fee of $250.00, payable annually in advance, and calculated on the basis of the face amount outstanding on the day the fee is calculated. However, if an Event of Default exists, at the option of the Bank, the amount of the fee shall be increased by an additional 3% per annum, commencing on the day the Bank provides notice of the increase to the Borrower. The Borrower shall also pay such other fees and commissions at the times and in the amounts the Bank advises the Borrower from time to time as being applicable to the Borrower's standby letters of credit.

          (d) Each draft paid by the Bank or an Offshore Credit Provider under a standby letter of credit issued hereunder shall be reimbursed by the Borrower in the applicable currency to the Bank or the applicable Offshore Credit Provider on the date such draft is paid by the Bank or such Offshore Credit Provider. Any sum owed to the Bank or an Offshore Credit Provider with respect to a standby letter of credit issued for the Borrower's account which is not paid when due shall, at the option of the Bank in each instance, be deemed to be an Advance outstanding under the Revolving Facility and shall thereafter bear interest at the Reference Rate. Reimbursement obligations in respect of drawings, if not paid when due or deemed to be an Advance as provided for in the immediately preceding sentence, shall bear interest, payable on demand, from the date of such drawing or payment, at the per annum rate of the Reference Rate plus 3% or, in the case of a standby letter of credit denominated in a Local Currency, at such rate as agreed to by the parties at the time of issuance thereof.

          (e) At the expiration of the Availability Period, the Borrower shall provide cash collateral in the amount of the L/C Outstanding Amount of any standby letters of credit outstanding under this Agreement, and, in addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an Event of Default, the Bank may require the Borrower to provide cash collateral in the amount of the L/C Outstanding Amount of any standby letters of credit outstanding under this Agreement.

          (f) For purposes of determining the Borrower's compliance with subsection 2.01(c), the Equivalent Amount of letters of credit (either standby or commercial) denominated in a Local Currency will be determined, and redetermined by the Bank as of the applicable issuance date in respect of such letter of credit and on the last Business Day of each month.

     2.06 LOCAL CURRENCY ADVANCES. (a) From time to time during the Availability Period, the Bank or any Offshore Credit Provider may, in its sole discretion, make Local Currency Advances to the Borrower.

          (b) Neither the Bank nor any Offshore Credit Provider shall have any obligation to make any Local Currency Advance unless the following conditions are satisfied:

               (i) the Bank and the Borrower agree, at the time of Borrower's request for a Local Currency Advance, on the currency, the amount, the principal payment date(s), the interest rate and payment date(s), the prepayment and overdue payment terms, and the reserve, tax and other material provisions for such Advance; and

               (ii) The Borrower shall execute such additional documentation as the Bank or such Offshore Credit Provider may require relating to each Local Currency Advance.

          (c) For purposes of determining the Borrower's compliance with subsection 2.01(c), the Equivalent Amount of Local Currency Advances will be determined, and redetermined by the Bank as of the applicable borrowing date in respect of such Advance and on the last Business Day of each month.

     2.07 BANK GUARANTIES. (a) From time to time during the Availability Period, the Bank may, in its sole discretion, issue Bank Guaranties to the Borrower. Each Bank Guaranty shall be issued by an Offshore Credit Provider and pursuant to the laws of the jurisdiction in which such Offshore Credit Provider is located and subject to any other applicable law. Each Bank Guaranty shall be issued pursuant to the terms and conditions hereof and of a Bank standard form indemnity agreement and any other Bank standard forms for guaranties executed by the Borrower

          (b)  Each Bank Guaranty shall:

               (i) expire on or before the date which is one year after the date it is issued, but in any event no later than the Final Maturity Date; and

               (ii) be otherwise in form and substance and in favor of beneficiaries and for purposes satisfactory to the Bank.

          (c) The Borrower shall pay the Offshore Credit Provider issuance fees and other fees at the times and in the amounts the Bank advises the Borrower from time to time as being applicable to Bank Guaranties issued for the Borrower's account.

          (d) Each payment by the Offshore Credit Provider under a Bank Guaranty shall be reimbursed by the Borrower in the applicable currency to the Offshore Credit Provider on the date of such payment. Any sum owed to the Offshore Credit Provider with respect to a Bank Guaranty issued under this Section which is not paid when due shall, at the option of the Offshore Credit Provider in each instance, be deemed to be an Advance to the Borrower by the Bank outstanding under the Revolving Facility and shall thereafter bear interest at the Reference Rate. Reimbursement obligations in respect of payments made by an Offshore Credit Provider under a Bank Guaranty, if not paid when due or deemed to be an Advance as provided for in the immediately preceding sentence, shall bear interest, payable on demand, from the date of such payment, at the per annum rate of the Reference Rate plus 3%, or at such rate as agreed to by the parties at the time of issuance thereof.

          (e) At the expiration of the Availability Period, the Borrower shall provide cash collateral in the amount of the Bank Guaranty Outstanding Amount, and, in addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an Event of Default, the Bank may require the Borrower to provide cash collateral in the amount of the Bank Guaranty Outstanding Amount.

          (f) For purposes of determining the Borrower's compliance with subsection 2.01(c), the Equivalent Amount of Bank Guaranties will be determined, and redetermined by the Bank as of the applicable borrowing date in respect of such Advance and on the last Business Day of each month.

     2.08 MANDATORY PAYMENT. If at any time and for any reason the total amount of credit outstanding under this Agreement exceeds the limitations set forth herein, the Borrower shall pay to the Bank, upon demand, the amount of the excess; provided, that if the foregoing applies due to a change in applicable rates of exchange between Dollars or Local Currencies, the Borrower shall be obligated to pay such amount only if the excess is greater than $100,000 or the Equivalent Amount thereof. Payments under this Section may be applied to the obligations of the Borrower to the Bank in the order and manner as the Bank in its discretion may determine. Payments to be applied to outstanding acceptances, letters of credit and drafts accepted under letters of credit, and Bank Guaranties may, at the Bank's option, be used to prepay, or held as cash collateral to secure, the Borrower's obligations to the Bank or any Offshore Credit Providers with respect thereto.

     2.09 COMMITMENT FEE. The Borrower shall pay to the Bank a commitment fee at the rate of 0.25% per annum on the average daily unused portion of the credit provided under this Agreement. For purposes of computing the unused portion, the L/C Outstanding Amount and the Bank Guaranty Outstanding Amount shall be deemed to be usage. The commitment fee shall be computed on a calendar quarter basis, except for the first period which shall commence on the date this Agreement is signed by the Borrower and end on December 31, 1995, and the last period which shall end on the last day of the Availability Period. The commitment fee shall be payable in arrears on December 31, 1995 (on which date commitment fees due under the Existing Credit Agreement for the period ending on the date this Agreement is signed by the Borrower shall also be due and payable hereunder), on the last day of each successive calendar quarter thereafter, and on the last day of the Availability Period.

     2.10 DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, and without constituting a waiver of any such Event of Default, Advances under the Revolving Facility shall at the option of the Bank bear interest at a rate per annum which is 3% per annum higher than the rate of interest otherwise provided under this Agreement.

     2.11 EARLY TERMINATION OF COMMITMENT. The Borrower may upon not less than five Business Days' prior notice to the Bank, permanently reduce the Commitment by an aggregate minimum amount of $1,000,000 or any multiple of $500,000 in excess thereof; provided that no such reduction shall be permitted if, after giving effect thereto, the aggregate of (i) all Dollar Advances, (ii) the Equivalent Amount of all Local Currency Advances, (iii) the face amount of all acceptances (whether or not discounted), (iv) the Bank Guaranty Outstanding Amount of all Bank Guaranties and (v) the L/C Outstanding Amount of all letters of credit would exceed the amount of the Commitment then in effect and, provided further, that once reduced in accordance with this Section, the Commitment may not thereafter be increased.


                                   ARTICLE III

            EXTENSIONS OF CREDIT, PAYMENTS AND INTEREST CALCULATIONS

     3.01 REQUESTS FOR CREDIT. Each request for an extension of credit shall be made in writing on a form acceptable to the Bank or in any other manner acceptable to the Bank.

     3.02 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower under this Agreement shall be made in the funds and at such branch of the Bank as the Bank may from time to time select.

     3.03 BRANCH ACCOUNTS. Each extension of credit under this Agreement shall be made for the account of such branch, office, or affiliate of the Bank as the Bank may from time to time select.

     3.04 EVIDENCE OF INDEBTEDNESS. Principal, interest, and all other sums due to the Bank (or any Offshore Credit Provider) under this Agreement shall be evidenced by entries in records maintained by the Bank (or such Offshore Credit Provider), and, if required by the Bank, by a promissory note or notes. Each payment on and any other credits with respect to principal, interest, and all other sums due under this Agreement shall be evidenced by entries to records maintained by the Bank or such Offshore Credit Provider. The loan accounts or records maintained by the Bank or any Offshore Credit Provider shall be conclusive absent manifest error of the amount of the credit extended hereunder and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder or under any other Credit Document to pay any amount owing.

     3.05 INTEREST CALCULATION. Interest based on the Reference Rate shall be computed on the basis of a 365/366-day year, actual days elapsed. All other interest and fees payable under this Agreement shall be computed on the basis of a 360 day year and actual days elapsed, which results in more interest or a larger fee than if a 365-366 day year were used.

     3.06 LATE PAYMENTS; COMPOUNDING. Any sum payable by the Borrower hereunder (including unpaid interest) if not paid when due shall bear interest (payable on demand) from its due date until payment in full at a rate per annum equal to the Reference Rate plus 3.00% per annum. At the option of the Bank, in each instance, any sum payable hereunder which is not paid when due (including unpaid interest) may be added to principal of the Revolving Facility and shall thereafter bear interest at the rate applicable to principal.

     3.07 BUSINESS DAY. Any sum payable by the Borrower hereunder which becomes due on a day which is not a Business Day shall be due on the next Business Day after such due date, unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Offshore Rate Interest Period into another calendar month, in which event such Offshore Rate Interest Period shall end on the immediately preceding Business Day. Any payments received by the Bank on a day which is not a

Business Day shall be deemed to be received on the next Business Day after such date of receipt.

     3.08 TAXES AND OTHER CHARGES. (a) (i) If any taxes (other than taxes on net income (A) imposed by the country or any subdivision of the country in which the Bank's principal office or actual lending office is located and (B) measured by the United States taxable income the Bank would have received if all payments under or in respect of this Agreement and any instrument or agreement required hereunder were exempt from taxes levied by the Borrower's country) are at any time imposed on any payments under or in respect of this Agreement or any instrument or agreement required hereunder including, but not limited to, payments made pursuant to this Section, the Borrower shall pay all such taxes and shall also pay to the Bank, at the time interest is paid, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed.

                    (ii) The additional amounts necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed shall be calculated pursuant to the formula:

                              (w)(t)(i)
                         y = -----------
                                1-w-t

where the terms are defined as follows:

               y  = additional payment to be made to the Bank

               w  = withholding tax rate levied by foreign
                    government

               t  = the Bank's combined Federal and state tax
                    rate

               i  = amount of interest to be paid on Credit
                   (computed by using the base rate plus quoted spread)

               1  = one


          (b) The Borrower will provide the Bank with original tax receipts, notarized copies of tax receipts, or such other documentation as will prove payment of tax in a court of law applying the United States Federal Rules of Evidence, for all taxes paid by the Borrower pursuant to subsection (a) above. The Borrower will deliver receipts to the Bank within 30 days after the due date for the related tax.

     3.09 ILLEGALITY. (a) If the Bank determines that (i) the introduction of any law, rule, regulation, treaty, or determination of an arbitrator or court or other governmental authority or any change in or in the interpretation or administration thereof has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful, for the Bank (directly or through any Offshore Credit Provider) to make or extend any Advance or other credit under this Agreement, or (ii) any order, judgment, or decree of any governmental authority or arbitrator purports by its terms to enjoin or restrain the Bank (or any Offshore Credit Provider) from making or extending any Advance or other credit hereunder, THEN, on notice thereof by the Bank to the Borrower, the obligation of the Bank to make or extend such Advance or other credit (directly or through any Offshore Credit Provider) shall be suspended until the Bank shall have notified the Borrower that the circumstances giving rise to such determination no longer exist.

          (b) If the Bank determines that it is unlawful for it or any applicable Offshore Credit Provider to maintain any Offshore Rate Advance or Local Currency Advance hereunder, the Borrower shall prepay in full all Offshore Rate Advances or Local Currency Advances, as the case may be, then outstanding, together with interest accrued thereon, either on the last day of the applicable Offshore Rate Interest Period or the interest period applicable to the Local Currency Advance if the Bank or such Offshore Credit Provider may lawfully continue to maintain such Advances to such day and such loans have an interest period, or immediately, if the Bank may not lawfully continue to maintain such Advances or such loans have no interest period, together with any amounts required to be paid in connection therewith pursuant to Section 3.11.

     3.10 INCREASED COSTS. The Borrower shall pay to the Bank, on demand, the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to this facility in a manner determined by the Bank, using any reasonable method. The costs include the following:

          (a)  any reserve or deposit requirements; and

          (b) any capital requirements relating to the Bank's assets and commitments for credit.

     3.11 FUNDING LOSSES. The Borrower shall reimburse the Bank and hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of the failure of the

Borrower to make any payment or prepayment of principal of any Advance hereunder made at a rate of interest related to the Offshore Rate (including payments made after any acceleration thereof), or to borrow at such a rate, or the prepayment of an Advance which bears interest at such a rate on a day which is not the last day of the interest period with respect thereto (including payments made after any acceleration thereof or because the total amount of credit exceeds the limitations set forth herein), or the redenomination and conversion, upon the occurrence of any Event of Default, of an Advance which bears interest at such a rate; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Advances made at a rate related to the Offshore Rate hereunder or from fees payable to terminate any deposits from which such funds were obtained or deemed obtained.

     3.12 INABILITY TO DETERMINE RATES. The Bank has no obligation to accept an election for an Offshore Rate Advance if (a) Dollar deposits in the principal amount, and for the period equal to the interest period, for such Advance are not available in the applicable funding market; or (b) the Offshore Rate does not accurately reflect the cost of such Advance. Nothing contained herein shall, however, obligate the Bank to obtain the funds for any Advance in any particular manner.

     3.13 CERTIFICATE OF THE BANK. If the Bank claims any reimbursement or compensation pursuant to Section 3.10 or Section 3.11 hereof, then the Bank shall deliver to the Borrower a certificate setting forth in reasonable detail the amount payable to the Bank thereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

     3.14 DEBITS TO BORROWER'S ACCOUNT. The Borrower hereby authorizes the Bank to debit the Borrower's deposit account number 1486100284 at the Global Payments Operations, Concord, CA office of the Bank in the amount of principal, interest, fees, or any other amount due under this Agreement or under any instrument or agreement required under this Agreement. The Bank may, at its option, debit the account on the date such amounts become due, or, if such due date is not a Business Day, on the next Business Day after such due date. If there are insufficient funds in the account to cover the amount debited to the accounts in accordance with this Section, such debit may be reversed in whole or in part, at the option of the Bank in its sole discretion, and the amount not debited shall be deemed to remain unpaid.

     3.15 SURVIVAL. The agreements and obligations of the Borrower under Sections 3.08 through 3.11 hereof shall survive the payment of all other obligations of the Borrower hereunder.

                                   ARTICLE IV

                      CONDITIONS TO AVAILABILITY OF CREDIT.

     The Bank's obligation to extend credit under this Agreement is subject to the Bank's receipt of the following, each in form and substance satisfactory to the Bank:

     4.01 CONDITIONS TO FIRST EXTENSION OF CREDIT. Before the first extension of credit:

          (a)  This Agreement, executed by the Borrower;

          (b) Satisfactory evidence of due authorization of the execution, delivery, and performance by the Borrower of this Agreement and any other Credit Documents, including certified resolutions, incumbency certificate, articles of incorporation and bylaws;

          (c) An opinion of counsel for the Borrower (which counsel must be satisfactory to the Bank) with respect to such legal matters relating hereto as the Bank may request;

          (d) Certificates of state officials showing that the Borrower is in good standing or qualified to conduct business under the laws of the state of its organization and, if requested by the Bank, in any other state in which the Borrower is required to be so qualified;

          (e) Payment of any fee or expense required hereunder prior to the first extension of credit;

          (f) Such other approvals, opinions, documents or instruments as the Bank may request;

PROVIDED, however, that if the conditions set forth in subsections (a), (b), (e) and (f) of this Section 4.01 are satisfied, the Borrower shall have until January 31, 1996 to deliver the items required in subsections (c) and (d) of this Section 4.01 and the Borrower hereby covenants and agrees to deliver such items on or before such date.

     4.02 CONDITIONS TO EACH EXTENSION OF CREDIT. Before each extension or renewal of credit (including pursuant to any election under Section 2.02(b)), including the first:

          (a) The representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of each extension of credit;

          (b) Immediately prior to and immediately after giving effect to such extension of credit, no Default or Event of Default shall exist;

          (c) Executed originals of all Credit Documents required under Article II shall have been delivered to the Bank.

     Each request for an extension of credit hereunder shall constitute a representation and warranty by the Borrower, as of the date of each such request and as of the date of each extension of credit, that the conditions in this Section are satisfied.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants that:

     5.01  CORPORATE EXISTENCE AND POWER.  The Borrower and each of its
Subsidiaries: (a) is a corporation duly organized and existing under the laws of the state of its organization; (b) has the power and authority and all governmental licenses, authorizations, consents, and approvals to own its assets, carry on its business, and, in the case of the Borrower, to execute, deliver, and perform its obligations under, the Credit Documents; and (c) is duly qualified and properly licensed and in good standing under the laws of each jurisdiction where its ownership, lease, or operation of property or the conduct of its business requires such license or qualification.

     5.02 AUTHORIZATION. The execution, delivery, and performance by the Borrower of this Agreement and any other Credit Document have been duly authorized by all necessary corporate action, and do not and will not:

          (a)  contravene the terms of any organizational or charter documents;

          (b) conflict with or result in any breach or contravention of, or the creation of any lien, security interest, or charge under, any agreement, contract, indenture, document, or instrument to which the Borrower or any Subsidiary is a party or by which any property is bound, or any order, injunction, writ, or decree of any governmental authority to which the Borrower or any Subsidiary or any of their respective properties is subject; or

          (c) violate any law, rule, regulation, or determination of an arbitrator or of a court or other governmental authority, in each case applicable to or binding upon the Borrower or any Subsidiary or any of their respective properties.

     5.03 ENFORCEABILITY. This Agreement is a legal, valid, and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and the other Credit Documents and any other instrument or agreement required under this Agreement, when executed and delivered, will be legal, valid, binding, and enforceable in accordance with its terms against the Borrower.

     5.04 COMPLIANCE WITH LAWS. The Borrower and its Subsidiaries are in compliance with all foreign, federal, state and local laws, rules, regulations and determinations of arbitrators, courts and other governmental authorities materially affecting the business, operations or property of the Borrower (including Environmental Laws).

     5.05 PERMITS, FRANCHISES. The Borrower or its Subsidiaries possess all permits, memberships, franchises, contracts, and licenses required and all trademark rights, trade name rights, patent rights, and fictitious name rights necessary to enable the Borrower and its Subsidiaries to conduct the businesses in which they are now engaged.

     5.06 LITIGATION. There is no litigation, tax claim, proceeding, governmental or administrative action, arbitration proceeding or dispute pending, or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its Subsidiaries or any of their properties, the adverse determination of which would result in a Material Adverse Effect.

     5.07  NO EVENT OF DEFAULT.  There exists no Default or Event of Default.

     5.08 OTHER OBLIGATIONS. Neither the Borrower nor any of its Subsidiaries is in default under any other agreement involving the borrowing of money, the extension of credit, or the lease of real or personal property, to which the Borrower or such Subsidiary is a party as borrower, guarantor, installment purchaser, or lessee, except as disclosed in writing to the Bank prior to the Closing Date.

     5.09 TAX RETURNS. The Borrower has no knowledge of any material pending assessments or adjustments with respect to its income tax liabilities for any year, except as disclosed in writing to the Bank prior to the Closing Date.

     5.10 INFORMATION SUBMITTED. All financial and other information that has been submitted by the Borrower to the Bank, including the Borrower's financial statement delivered to the

Bank most recently prior to the Closing Date: (a) in the case of financial statements, is prepared in accordance with generally accepted accounting principles consistently applied; and (b) is true and correct in all material respects and is complete insofar as may be necessary to give the Bank true and accurate knowledge of the subject matter thereof.

     5.11 NO MATERIAL ADVERSE EFFECT. Since March 31, 1995, there has been no Material Adverse Effect.

     5.12  ERISA COMPLIANCE.

          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any governmental authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and
(v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     5.13 ENVIRONMENTAL MATTERS. (a) (i) The properties of the Borrower and its Subsidiaries do not contain and have not previously contained (at, under, or about any such property) any Hazardous Substances or other contamination (A) in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, any Environmental Laws, (B) which could interfere with the continued operation of such property, or (C) which could impair the fair market value thereof; and (ii) there has been no transportation or disposal of Hazardous Substances from, nor any release or threatened release of Hazardous Substances at or from, any property of the Borrower or any of its Subsidiaries in violation of or in any manner which could give rise to liability under any Environmental Laws.

          (b) Neither the Borrower nor any of its Subsidiaries has received or is aware of any material claim or notice of material violation, alleged material violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the properties or operations of the Borrower or any of its Subsidiaries, nor does the Borrower have knowledge or reason to believe that any such action is being contemplated, considered, or threatened.

     5.14 SWAP OBLIGATIONS. Neither the Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.


                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

     So long as credit is available under this Agreement and until full and final payment of all of the Borrower's obligations under this Agreement and any other Credit Document:

     6.01 NOTICES OF CERTAIN EVENTS. The Borrower shall promptly give written notice to the Bank of:

          (a) all litigation, proceedings or actions affecting the Borrower or its Subsidiaries where the amount claimed is $2,000,000 or more;

          (b) any substantial dispute which may exist between the Borrower or its Subsidiaries and any governmental regulatory body or law enforcement authority;

          (c)  any Default or Event of Default;

          (d) of the occurrence of any of the following events affecting the Borrower or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Bank a copy of any notice with respect to such event that is filed with a governmental authority and any notice delivered by a governmental authority to the Borrower or any ERISA Affiliate with respect to such event: (i) an ERISA Event; (ii) a material increase in the Unfunded Pension Liability of any Pension Plan; (iii) the adoption of, or the commencement of contributions to, any Plan subject to
Section 412 of the Code by the Borrower or any ERISA Affiliate; or (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; and

          (e) any other matter which has resulted or could reasonably be expected to result in a Material Adverse Effect.

     6.02 FINANCIAL AND OTHER INFORMATION. The Borrower shall deliver to the Bank in form and detail satisfactory to the Bank, and in such number of copies as the Bank may request:

          (a) Within 90 days after the end of each fiscal year, the Borrower's consolidated financial statements for such year audited by an independent certified public accountant together with an unqualified opinion of such certified public accountant and including, at a minimum, the Borrower's balance sheet and statements of income, retained earnings, and cash flow;

          (b) Within 45 days after the end of each fiscal quarter, the Borrower's consolidated financial statements for such period prepared by the Borrower and including, at a minimum, the Borrower's balance sheet and statements of income, retained earnings, and cash flow;

          (c) Concurrently with the delivery of the financial statements referred to in subsections 6.01(a) and (b) above, a certificate of a Responsible Officer in the form attached hereto as EXHIBIT A.

          (d) Promptly after the date of filing with the Securities and Exchange Commission, copies of any of the Borrower's Form 10-K Annual Reports, Form 10-Q Quarterly Reports and Form 8-K Current Reports and any other filing made by Borrower or any of its Subsidiaries with the Securities and Exchange Commission; and

          (e) Promptly upon request, such other materials and information relating to the Borrower or its Subsidiaries as the Bank may request.

     6.03 BOOKS, RECORDS, AUDITS AND INSPECTIONS. The Borrower shall, and shall cause its Subsidiaries to, maintain adequate books, accounts and records, and prepare all financial statements required hereunder in accordance with generally accepted accounting principles consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over the Borrower or its Subsidiaries, or the Borrower's or its Subsidiaries' businesses, and permit employees or agents of the Bank at any reasonable time to inspect the Borrower's and its Subsidiaries' properties, and to examine or audit the Borrower's and its Subsidiaries' books, accounts, and records and make copies and memoranda thereof.

     6.04 USE OF FACILITY. The Borrower shall use the credit facility provided herein solely for working capital and trade finance purposes not in contravention of any requirement of law or of any Credit Document.

     6.05 INSURANCE. The Borrower shall, and shall cause its Subsidiaries to, maintain and keep in force insurance of the types and in amounts customarily carried in lines of businesses similar to those of the Borrower, including fire, extended coverage, public liability (including coverage for contractual liability), property damage (including use and occupance), business interruption, and workers' compensation, all carried by insurers and in amounts satisfactory to the Bank, with loss payable endorsements on such types of insurance as the Bank may request, and deliver to the Bank from time to time, at the Bank's request, a copy of each insurance policy, or if permitted by the Bank, a certificate of insurance setting forth all insurance then in effect.

     6.06 COMPLIANCE WITH LAWS. The Borrower shall at all times comply with, and cause its Subsidiaries to comply with, all laws, statutes (including any fictitious name statute), rules, regulations, orders, and directions of any governmental authority having jurisdiction over the Borrower or any of its Subsidiaries or the business of the Borrower or any of its Subsidiaries (including all Environmental Laws).

     6.07 CHANGE IN NAME, STRUCTURE OR LOCATION. The Borrower shall notify the Bank in writing prior to any change in (a) the Borrower's name, (b) the Borrower's business or legal structure, or (c) the Borrower's place of business or chief executive office if the Borrower has more than one place of business.

     6.08 EXISTENCE AND PROPERTIES. The Borrower and each of its Subsidiaries shall maintain and preserve its existence and all rights, privileges, and franchises now enjoyed, conduct its business in an orderly, efficient, and customary manner, keep all of its properties in good working order and condition, and from time to time make all needed repairs, renewals, or replacements thereto and thereof so that the efficiency of such property shall be fully maintained and preserved.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

     So long as credit is available under this Agreement and until full and final payment of all of the Borrower's obligations under this Agreement and any other Credit Document:

     7.01 OTHER INDEBTEDNESS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, or permit to exist any indebtedness or liabilities for or resulting from borrowed money, loans, or advances, or for the deferred purchase price of property under capital leases, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, or any other contingent obligation (including in respect of Swap Contracts) or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other person, firm, or corporation; provided, however, that this Section shall not prohibit:

          (a) the acquisition of goods, supplies, or merchandise on normal trade credit;

          (b) the execution of bonds or undertakings in the ordinary course of its business as presently conducted;

          (c) the endorsement of negotiable instruments received in the ordinary course of its business as presently conducted;

          (d)  indebtedness in favor of the Bank or any of its affiliates;

          (e) indebtedness or other obligations to other creditors which is subordinated on terms and conditions satisfactory to the Bank in its sole discretion to all of Borrower's and its Subsidiaries' indebtedness or other obligations to the Bank or any affiliate of the Bank (including any Offshore Credit Provider) whether now existing or hereafter arising, and is otherwise on terms and conditions satisfactory to the Bank in its sole discretion;

          (f)  indebtedness secured by liens permitted under subsection 7.02(f);

          (g) subject to Section 7.03, capital lease obligations not to exceed $5,000,000 outstanding at any one time for the acquisition of fixed or capital assets; and

          (h)  Permitted Swap Obligations.

     7.02 LIENS. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, assume, or suffer to exist any security interest, deed of trust, mortgage, lien (including the lien of an attachment, judgment, or execution), or encumbrance, securing a charge or obligation, on or of any of its or their property, real or personal, whether now owned or hereafter acquired, except: (a) security interests and deeds of trust in favor of the Bank; (b) liens, security interests, and encumbrances in existence as of the date of this Agreement and disclosed to the Bank in writing prior to the Closing Date; (c) liens for current taxes, assessments, or other governmental charges which are not delinquent or remain payable without any penalty; (d) liens (other than those imposed by ERISA) in connection with workers' compensation, unemployment insurance, or other social security obligations; (e) mechanics', worker's, materialmen's, landlords', carriers', or other like liens arising in the ordinary and normal course of business with respect to obligations which are not due; (f) purchase money security interests in personal property hereafter acquired in the ordinary course of business when the security interest does not extend beyond the property purchased; and (g) liens in connection with capital lease obligations permitted under subsection 7.01(g).

     7.03 CAPITAL ASSETS. The Borrower on a consolidated basis shall not, in any of its fiscal years, expend or incur obligations (including obligations incurred under any capital leases) of more than $10,000,000 for the acquisition of fixed or capital assets.

     7.04 ACQUISITIONS. The Borrower and its Subsidiaries shall not acquire or purchase control of, or the assets or business of, any other person, firm, or corporation.

     7.05 DIVIDENDS. Neither the Borrower nor any of its Subsidiaries that is not wholly-owned by the Borrower shall declare or pay any dividends or distributions on any of its shares now or hereafter existing, or purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto, except dividends payable solely in its capital stock.

     7.06 LOANS. Neither the Borrower nor any of its Subsidiaries shall make any loans, advances, or other extensions of credit to any of the Borrower's or such Subsidiary's executives, officers, or directors or shareholders (or any relatives of any of the foregoing) other than in the ordinary course of business in the aggregate principal amount outstanding at any one time not to exceed $1,000,000; or make loans, advances or other extensions of credit to or invest in any other person, firm, corporation, or other entity, other than, in each case, in the ordinary course of business, (a) investments in cash equivalents and short-term marketable investments; (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business; (c) extensions of credit by the Borrower to any of its wholly-owned Subsidiaries or by any of its wholly-owned Subsidiaries to another of its wholly-owned Subsidiaries; and (d) investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations.

     7.07 LIQUIDATIONS AND MERGERS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, or other combination, except that a Subsidiary may Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving corporation.

     7.08 SALE OF ASSETS. Neither the Borrower nor any of its Subsidiaries shall (a) sell, lease, or otherwise dispose of its business or assets as a whole or such as in the opinion of the Bank constitutes a substantial portion of its business or assets; (b) sell or otherwise dispose of any of its accounts receivable except in connection with the collection of same in the ordinary course of business; (c) sell or otherwise dispose of any of its assets except for full, fair and reasonable consideration; or (d) enter into any sale and leaseback agreement covering any of its fixed or capital assets.

     7.09 BUSINESS ACTIVITIES. The Borrower shall not, and shall not suffer or permit any Subsidiary to, engage in any business activities or operations substantially different from or unrelated to its present business activities and operations.

     7.10 REGULATIONS G, T, U, AND X. The Borrower shall not, and shall not permit any of its Subsidiaries to, use any portion of the proceeds of any Advances or extensions of credit hereunder, directly or indirectly, (i) to purchase or carry margin stock (within the meanings of Regulations G, T, U, and X of the FRB), (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry any such margin stock, (iii) to extend credit for the purpose of purchasing or carrying any such margin stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

     7.11 USE OF PROCEEDS - INELIGIBLE SECURITIES. The Borrower shall not, directly or indirectly, use any portion of the proceeds of any Advances or extensions of credit hereunder (i) knowingly to purchase Ineligible Securities from BASI during any period in which BASI makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by BASI, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by BASI and issued by or for the benefit of the Borrower or any affiliate of the Borrower. As used in this Section, "BASI" means BA Securities, Inc., a wholly-owned subsidiary of BankAmerica Corporation. BASI is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "INELIGIBLE SECURITIES" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

     7.12 COMPLIANCE WITH ERISA. The Borrower shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Borrower in an aggregate amount in excess of $500,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     7.13 TANGIBLE NET WORTH. The Borrower shall not permit its Tangible Net Worth on a consolidated basis at any time to be less than $58,000,000 PLUS 75% of the Borrower's consolidated net income (but not less any net losses for any period) earned in each fiscal quarter commencing after September 30, 1995 PLUS the value of all Net Issuance Proceeds (whether in cash, other property or in kind) of equity securities issued by the Borrower from and after September 30, 1995. For purposes of this Section and Section 7.14, "Tangible Net Worth" means, as of any date of determination, (i) total assets (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury shares, unamortized debt discount and premium, deferred charges and other like intangibles) LESS (ii) all reserves applicable thereto and all liabilities (including accrued and deferred income taxes and subordinated liabilities). For purposes of this Section, "Net Issuance Proceeds" means, in respect of any issuance of common or preferred equity, proceeds (whether in cash, other property, or in kind) received in connection therewith, net of out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any person not an affiliate of the Borrower and not to exceed 5% of the gross proceeds thereof.

     7.14 LEVERAGE RATIO. The Borrower shall not at any time permit the ratio of its (a) total liabilities, on a consolidated basis, to (b) its consolidated Tangible Net Worth, to exceed 1.00 to 1.00.

     7.15 QUICK RATIO. The Borrower shall not suffer or permit, at any time,on a consolidated basis, the ratio of (a) the sum of its cash, cash equivalents, short-term marketable investments and current, invoiced account receivables net of bad debt reserves, to (b) its current liabilities (which shall include all Advances outstanding hereunder and the face amount of all letters of credit, Bank Guaranties and acceptances issued hereunder, whether drawn or undrawn, and whether or not discounted, as applicable, to be less than 1.00 to 1.00.

     7.16 PROFITABILITY. The Borrower shall not incur, on a consolidated basis, (a) any quarterly net or operating loss in any two consecutive fiscal quarters or (b) any quarterly net or operating loss in excess of $3,000,000.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

     8.01 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "EVENT OF DEFAULT" under this Agreement:

          (a) FAILURE TO PAY. The Borrower fails to pay, when due, any installment of principal, or within three Business Days after the date when due any interest, fee or any other sum due under this Agreement or any other Credit Document in accordance with the terms hereof or thereof.

          (b) BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty herein or in any other Credit Document proves to have been false or misleading in any material respect when made.

          (c) SPECIFIC DEFAULTS. The Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.01, 6.02 or 6.03 or Article VII hereof.

          (d) OTHER DEFAULTS. The Borrower fails to perform or observe any other term or covenant contained in this Agreement or any Credit Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which the chief executive or chief financial officer of the Borrower knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Bank.

          (e) JUDGMENTS. One or more judgments or arbitration awards are entered against the Borrower or any of its Subsidiaries, or the Borrower enters into any settlement agreement with respect to any litigation or arbitration, in the aggregate amount of $5,000,000 or more on a claim or claims not covered by insurance.

          (f) FAILURE TO PAY DEBTS; VOLUNTARY BANKRUPTCY. The Borrower or any Subsidiary (i) fails to pay the Borrower's or such Subsidiary's debts generally as they come due, or (ii) files any petition, proceeding, case, or action for relief under any bankruptcy, reorganization, insolvency, or moratorium law, or any other law or laws for the relief of, or relating to, debtors.

          (g) INVOLUNTARY BANKRUPTCY. An involuntary petition is filed under any bankruptcy or similar statute against the Borrower or any Subsidiary, or a receiver, trustee, liquidator, assignee, custodian, sequestrator, or other similar official is appointed to take possession of the properties of the Borrower or any Subsidiary; provided, however, that such Event of Default shall be deemed cured if such petition or appointment is set aside or withdrawn or ceases to be in effect within 60 days from the date of said filing or appointment.

          (h) DEFAULT OF OTHER FINANCIAL OBLIGATIONS. Any default occurs under any other agreement involving the borrowing of money or the extension of credit to which the Borrower or any Subsidiary may be a party as borrower, guarantor, or installment purchaser, if such default consists of the failure to pay any obligation when due or if such default gives to the holder of the obligation concerned the right to accelerate the obligation, or there occurs under any Swap Contract an Early Termination Date resulting from (1) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party or (2) any Termination Event as to which the Borrower or any Subsidiary is an Affected Party (for purposes of this subsection, the terms "Early Termination Date", "Defaulting Party", "Termination Event", and "Affected Party" shall have the meanings assigned to them in the relevant Swap Contract, it being understood that such definitions contemplate Swap Contracts documented on International Swaps and Derivatives Association ("ISDA") standard forms; if such Swap Contract is not documented on an ISDA standard form, such terms shall be given similar or analogous meanings as used in such non-ISDA standard agreements).

          (i) DEFAULT UNDER OTHER CREDIT DOCUMENTS. Any Credit Document (other than this Agreement), guaranty, subordination agreement, or other agreement or instrument required hereunder or executed in connection herewith is breached or becomes ineffective or any default occurs under any such agreement or instrument or any guarantor or subordinated creditor disavows its obligations under its guaranty or subordination agreement.

          (j) DEFAULT OF OTHER BANK OBLIGATIONS. Any default occurs under any other obligation of the Borrower or any Subsidiary to the Bank or to any subsidiary or affiliate of the Bank.

          (k)  MATERIAL ADVERSE EFFECT.  There occurs a Material Adverse Effect.

          (l) ERISA. An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000;
(ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $500,000; or (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000.

     8.02  REMEDIES.  If any Event of Default occurs,

          (a) any indebtedness of the Borrower under any of the Credit Documents, any term thereof to the contrary notwithstanding, shall at the Bank's option (but automatically upon the occurrence of an Event of Default described in subsection 8.01(f)(ii) or subsection 8.01(g)) and without notice become immediately due and payable without presentment, demand, protest, or notice of dishonor, or any other notice, all of which are hereby expressly waived by the Borrower to the full extent permitted by law, and the Bank may declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any then-outstanding letters of credit (whether or not any beneficiary shall have presented, or be entitled at such time to present, the drafts or other documents required to draw under such letters of credit), any acceptances outstanding hereunder and the Bank Guaranty Outstanding Amount to be immediately due and payable;

          (b) the obligation, if any, of the Bank (including through any Offshore Credit Provider) to make further loans or extensions of credit hereunder shall immediately cease and terminate; and

          (c) the Bank and each Offshore Credit Provider shall have all rights, powers, and remedies available under each of the Credit Documents, or accorded by law, including the right to resort to any or all security for any credit accommodation described herein, and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.

All rights, powers, and remedies of the Bank and each Offshore Credit Provider may be exercised at any time by the Bank or such Offshore Credit Provider and from time to time after the occurrence of an Event of Default. All rights, powers, and remedies of the Bank and any Offshore Credit Provider in connection with each of the Credit Documents are cumulative and not exclusive and shall be in addition to any other rights, powers, or remedies provided by law or equity.


                                   ARTICLE IX

                                  MISCELLANEOUS

     9.01 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower shall not assign this Agreement or any other Credit Document or any of the rights, duties or obligations of the Borrower hereunder without the prior written consent of the Bank.

     9.02 CONSENTS AND WAIVERS. No failure to exercise and no delay in exercising, on the part of the Bank or any Offshore Credit Provider, any right, remedy, power, or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. No consent or waiver under this Agreement shall be effective unless in writing. No waiver of any breach or default shall be deemed a waiver of any breach or default thereafter occurring.

     9.03 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California.

     9.04 COSTS AND ATTORNEYS' FEES. The Borrower shall, whether or not the transactions contemplated hereby shall be consummated, pay or reimburse the Bank on demand for all costs and expenses incurred by the Bank in connection with the development, preparation, delivery, administration, and execution of, and any amendment, supplement, waiver or modification to, this Agreement and any other Credit Document and the consummation of the transactions contemplated hereby and thereby, including reasonable attorney fees and disbursements and the allocated cost of internal counsel and disbursements, incurred by the Bank with respect thereto; and in connection with the enforcement, attempted enforcement or preservation of any rights or remedies hereunder or under any Credit Document, including any "workout" or restructuring under this Agreement, including attorney fees and disbursements and the allocated cost of internal counsel and disbursements.

     9.05 INTEGRATION; AMENDMENT; EFFECT OF AMENDMENT AND RESTATEMENT. This Agreement, together with the other Credit Documents, embodies the entire agreement and understanding between the Borrower and the Bank. This Agreement may be amended or modified only in writing, signed by the Borrower and the Bank. This Agreement is intended to completely amend, restate and replace the Existing Credit Agreement, without novation. The Borrower hereby acknowledges and agrees that its obligation to repay any advances or other extensions of credit (including outstanding letters of credit and acceptances) made as of the date hereof under the Existing Credit Agreement shall continue under and be governed by the terms and conditions of this Agreement and shall constitute utilization of the Credit Limit, that all documents related to such advances and extensions of credit shall be Credit Document hereunder, and that all such advances shall be deemed Advances hereunder, or letters of credit or acceptances issued or created hereunder, as applicable, subject to the terms and provisions of this Agreement.

     9.06 BORROWER'S DOCUMENTS. The Bank shall be under no obligation to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower and shall destroy or otherwise dispose of same at such time as the Bank, in its discretion, deems appropriate.

     9.07 PARTICIPATIONS. The Bank may at any time sell, assign, grant participations in, or otherwise transfer to any other person, firm, corporation or other entity (a "PARTICIPANT") all or part of the obligations of the Borrower under this Agreement and any other Credit Document. The Borrower authorizes the Bank and each Participant, upon the occurrence of an Event of Default, to proceed directly by right of setoff, banker's lien, or otherwise, against any assets of the Borrower which may be in the hands of the Bank or such Participant, respectively. The Borrower authorizes the Bank to disclose to any prospective Participant and any Participant any and all information in the Bank's possession concerning the Borrower and its Subsidiaries, this Agreement or any other Credit Document; provided, however, that any such prospective Participant or Participant shall agree to keep any such information confidential.

     9.08 GENERAL INDEMNIFICATION. The Borrower shall pay and indemnify the Bank, the Offshore Credit Providers, the Bank's parent company, and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "INDEMNIFIED PERSON") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses, or disbursements

(including attorneys' fees and disbursements and the allocated costs of internal counsel) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Credit Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation, or proceeding related to this Agreement, any violation of any Environmental Law by the Borrower or its Subsidiaries, any release of a Hazardous Substance at or from any property of the Borrower or any of its Subsidiaries, or the loans and other extensions of credit hereunder or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"); PROVIDED, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other obligations of the Borrower hereunder or under the other Credit Documents.

     9.09 ARBITRATION; REFERENCE PROCEEDING. (a) Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any other Credit Document or other agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted within the following California county or counties: San Francisco and Santa Clara. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

          (b) Notwithstanding the provisions of subsection (a) of this Section, no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to the Bank which is secured by real property collateral located in California. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in subsection (c) of this Section.

          (c) A controversy or claim which is not submitted to arbitration as provided and limited in subsections (a) and (b) of this Section shall, at the request of any party, be determined by a reference in accordance with California Code of Civil Procedure Sections 638 et seq. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

          (d) No provision of this paragraph shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At the Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

     9.10 NOTICES. (a) All notices, requests and other communications provided for hereunder shall be in writing and mailed or delivered to a party at its address specified on the signature pages hereof, or to such other address as shall be designated by such party in a written notice to the other parties.

          (b) All such notices and communications shall, when transmitted by overnight delivery, be effective when delivered for overnight delivery, or if personally delivered, upon such personal delivery, except that notices pursuant to Article II shall not be effective until actually received by the Bank.

          (c) The Borrower acknowledges and agrees that any agreement of the Bank pursuant to Article II hereof to receive notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. Telephone requests may be made by any individual identified in writing to the Bank on a form acceptable to the Bank as being authorized to make such requests. The Bank shall be entitled to rely upon any written or telephone request from persons it reasonably believes to be authorized by the Borrower to make such requests without making independent inquiry. The Borrower assumes the full risk of, and the Bank shall not be responsible for, any delays or errors in transmission, and the obligation of the Borrower to repay the loans and other extensions of credit hereunder shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

     9.11 HEADINGS; INTERPRETATION. Article, section, and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified. The term "including" is not limiting and means "including without limitation." In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

     9.12 SEVERABILITY. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     9.13 COUNTERPARTS. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                         STANFORD TELECOMMUNICATIONS, INC.



                         By:
                             -------------------------------
                         Typed Name:
                                     -----------------------
                         Title:


                         Address where notices to
                         Borrower are to be sent:

                         Stanford Telecommunications, Inc.
                         1221 Crossman Avenue.
                         Sunnyvale, CA  94089
                         Attn: Mr. Chris Smallman,
                               Corporate Controller
                         Telecopier:  (408) 745-1429
                         Telephone: (408) 745-0818

                         BANK OF AMERICA NATIONAL TRUST
                         AND SAVINGS ASSOCIATION


                         By:
                             ------------------------------
                         Typed Name:
                                     ----------------------
                         Title:

                         Address where notices to
                         Bank are to be sent:

                         Bank of America National Trust and Savings Association The Mid-Cap Technology Group #5974
                         530 Lytton Avenue, 2nd Floor
                         Palo Alto, CA  94301
                         Attn: Christopher Gernhard,
                          Vice President
                         Telecopier: (415) 853-4476
                         Telephone:  (415) 853-4458